UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 24, 2020

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Blvd, Suite 300, Atlanta GA  30319

(Address of principal executive offices / Zip Code)

(404) 566-4865

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	HDVY	NA

Item 8.01 Other Events.

As previously disclosed, on February 7, 2020 two shareholders of Health Discovery Corporation (the “Company” or “HDC”), William F. Quirk, Jr. (“Quirk”) and Cindy Bear (“Bear”), filed a complaint and motion for a temporary restraining order and preliminary injunction in DeKalb County Superior Court. Among the items in the motion, Quirk and Bear requested to have a special meeting of the shareholders and Quick and Bear alleged misconduct by the Company and its directors. At the time of the Quirk and Bear complaint, the Company had stated its intent to schedule a shareholder meeting no later than June 30, 2020 and in fact did hold the shareholder meeting on May 27, 2020.

On March 2, 2020, Quirk and Bear filed a notice of dismissal in DeKalb County. Quirk and Bear subsequently filed a new lawsuit in Fulton County Superior Court based on substantially similar allegations and seeking similar relief. On March 4, 2020, the Fulton County court ordered a hearing on the emergency motion for a temporary restraining order against the Company for the following day.

At the hearing on March 5, 2020, Quirk and Bear presented their version of the facts through affidavits submitted by both Quirk and Bear, arguing that the affidavits supported the emergency relief they sought. The judge denied the motion and did not enter a temporary restraining order. The court set an evidentiary hearing on Quirk and Bear’s motion for a preliminary injunction for March 27, 2020. Due to the Covid-19 pandemic and multiple requests by Quirk and Bear, the scheduling of the hearing was cancelled and has never taken place.

On September 2, 2020, HDC moved to dismiss the complaint on the grounds that Quirk and Bear lacked standing and failed to state claims for relief. Facing HDC’s motion to dismiss, on September 23, 2020 Quirk voluntarily dismissed the Fulton County case—his second dismissal of these claims.

On September 25, 2020, HDC filed, among other documents, a Motion for Attorney’s Fees and Expenses. HDC’s motion is made pursuant to O.C.G.A. § 9-11-41(a)(3), which states “the filing of a second notice of dismissal operates as an adjudication upon the merits.” Additionally, HDC noted in its motion that Mr. Quirk’s claims lacked substantial justification, were commenced and maintained without reasonable cause or for an improper purpose, and HDC’s attorneys’ fees and expenses of litigation in the amount of $192,967.40 are reasonable.

Bear remains a plaintiff in the case. The Company firmly denies Bear’s claims and will continue to vigorously defend itself against these unsubstantiated and unjustified claims. Additionally, Bear has been notified of the Company’s intent to pursue abusive litigation claims against Bear as a result of these claims.

On September 24, 2020, the Company accepted service of a lawsuit filed by Laurie Venning (“Venning”) and one of his companies, Vennwest Global Technologies, Inc. (“Vennwest”) from Alberta, Canada. According to recent publications, Venning is involved in additional lawsuits, one of which is against his formal legal counsel, Dentons, who has countersued Venning.

The Vennwest lawsuit contains virtually identical claims against HDC that Quirk and Bear have alleged. In addition, Vennwest is represented by the same law firm that previously withdrew its representation of Bear and Quirk in their lawsuits. Based upon this and other facts, HDC believes Venning, Quirk, Bear and former directors are coordinating their irresponsible and costly attacks against HDC, its directors and others. As Quirk’s dismissal reflects, the Company believes these claims are without merit and serve only to deplete the Company’s resources to the detriment of its shareholders. Similar to the Bear matter, HDC will vigorously defend itself against these baseless claims and evaluate all options against the plaintiffs including, but not limited to, pursuing counterclaims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: September 30, 2020	By:	/s/ George H. McGovern, III
George H. McGovern, III Chairman & Chief Executive Officer